Exhibit 10.21

June 16, 2006

Mr. Gary M. Pfeiffer

609 Edgehill Road

Wilmington, DE 19807-2902

Dear Gary:

This letter confirms the substance of our conversation regarding a mutually agreed upon retirement arrangement between you and E. I. du Pont de Nemours and Company (“DuPont” or “Company”).  We emphasize that your acceptance of this agreement is completely voluntary.

1.               As part of your phased retirement, you will step down from the role of Senior Vice President — Finance and Chief Financial Officer effective immediately and will retire from employment with DuPont effective December 31, 2006.  Between now and December 31, 2006 you will remain an employee of DuPont and will render transition services regarding all aspects of your previous role.

2.               This agreement does not affect in any way your rights under any DuPont plans in which you participate.  Exhibit “A,” attached hereto and made a part hereof, summarizes your benefits under applicable plans.

3.               Provided variable compensation awards are made for the 2006 performance period, DuPont will pay to you in cash, at the same time it pays variable compensation awards to active employees, a 2006 variable compensation award at target recognizing your contributions as an employee.

4.               Payments due to you hereunder will be made in accordance with DuPont’s standard practices.

5.               In consideration for the undertakings described in this letter, DuPont will, as soon as practicable after your retirement, pay to you in cash a lump sum separation payment in the amount of $2,000,000 (“Separation Payment”).  Current federal tax regulations will require a period of six months to elapse from the date of your retirement before the Separation Payment may be made.  All applicable taxes will be withheld from the Separation Payment, and the Separation Payment will not be benefit-bearing for purposes of any of DuPont’s compensation or benefit plans.  The Separation Payment is in lieu of any other termination or separation payment or benefit of any nature.

6.               If you incur any income inclusion, interest, or additional tax on deferred compensation from DuPont because that deferred compensation fails to satisfy Internal Revenue Code Section 409A, DuPont will make a supplemental payment to you in an amount equal to

(a) the value of the accelerated or additional tax, interest, and penalties attributable to Section 409A and (b) all income tax liability on the supplemental amount.

7.               Unless you first obtain DuPont’s written consent, you will not disclose or use at any time any trade secret or technical or non-technical confidential information of DuPont of which you become aware either before or after your retirement from DuPont, except where such disclosure is required by law.  You further agree not to disclose the existence of, or the terms and conditions of, this agreement, except to the extent such information has been publicly disclosed, to anyone other than your spouse, legal counselor, financial advisor, and tax advisor.

8.               In order to protect DuPont’s trade secrets and technical and non-technical confidential information, you agree that for a period of one (1) year following your retirement, you will not directly or indirectly

a.               be employed with, consult with, or render services to any Competing Business nor will you personally engage in any Competing Business.  “Competing Business” means any entity or person engaged in or about to become engaged in research, development, production, marketing, or selling of a Competing Product.  “Competing Business” also means any entity or person engaged in or about to become engaged in the fields of investment banking, investment management, venture capital or financial services of any other nature on any matter in those fields related in any way to DuPont unless you have no involvement in any such matter related to DuPont.  “Competing Product” means any product, process or service which competes directly or indirectly with any DuPont product, process or service with which you have worked within the five (5) years preceding your retirement or about which you have acquired trade secret or technical or non-technical confidential information;

b.              promote, solicit or induce for yourself or any other person or entity the sale of any Competing Product to any entity or person who is or has been a customer of DuPont at any time during the five (5) years preceding your retirement; or

c.               solicit or induce directly or indirectly for any Competing Business the employment of any person who is now, or at any time after the date hereof, employed by DuPont.

9.               You agree not to make any statements that are public, or likely to become public, disparaging DuPont, its subsidiaries or affiliates, or their products or services, or their officers, directors or managers.  DuPont agrees not to authorize or condone any statements which are public, or likely to become public, disparaging you and, upon learning of such statements by any of its employees, agrees to take prompt action to stop such statements and take disciplinary action as appropriate.

10.         Except with respect to DuPont’s obligations under this agreement and the benefit programs listed on Exhibit “A,” you waive, release and forever discharge DuPont, its subsidiaries, affiliates and its and their officers, directors, agents and employees, and its and their successors, assigns, heirs, executors and administrators, in their individual and representative capacities, from any and all current common law or statutory claims or causes of action relating to your employment or your retirement, including, but not limited to, claims relating to local, state or federal anti-discrimination statutes, specifically including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age

Discrimination in Employment Act, as amended, specifically including the Older Worker Benefit Protection Act, and the Americans with Disabilities Act.

11.         Your release as indicated by your signature is tendered voluntarily and independently.  You have the opportunity to discuss this release and this offer of consideration with counsel of your choice prior to your execution of this agreement.  You understand that no promise, inducement or agreement has been offered to you except as provided in this agreement.  You agree that in making your decision whether to enter into this agreement you have relied on only the information contained in this agreement, and that you have not relied on extrinsic information in making your decision.  This agreement constitutes the entire agreement between you and DuPont and any prior agreements, oral or in writing, are invalid upon execution of this document.  No modification of this agreement will be effective unless contained in a writing signed by both parties.

12.         You have twenty-one days to consider whether to accept this agreement.  Whenever you sign the agreement, you will have up to seven days after signing it within which you may revoke your acceptance by notifying us in writing.

13.         The Employee Agreement you executed at the time you joined DuPont, remains in full force and effect.

14.         The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of this agreement.

15.         This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Please contact Jim Borel at 302-774-3038 if you have any questions.  You should acknowledge your agreement to the foregoing by signing and dating this letter in the space provided below and returning it to me.

We wish you all the best in your future endeavors.

Very truly yours,

/s/ C. O. Holliday, Jr.

Charles O. Holliday, Jr.

AGREED AND ACCEPTED:

By: /s/ Gary M. Pfeiffer

Date: June 16, 2006

Attachment

Exhibit “A” — Summary of Benefit